TANARIS POWER HOLDINGS INC.

123 East Nye Lane, Suite 129

Carson City, NV 89706

November 3, 2015

Tanaris Power Inc.

3540 W. Sahara Ave, Suite 770

Las Vegas, NV 89102

Attn: Bruce Farmer, CEO

Re:

Notice of Termination of Stock Purchase Agreement

Dear Mr. Farmer:

We are writing to notify you that we are, effective immediately, terminating that certain Stock Purchase Agreement (the “Agreement”) dated February 6, 2015, by and among Tanaris Power Holdings Inc. (f.k.a. Recursos Montana S.A.), a Nevada corporation (the “Company”), Tanaris Power Inc. (“TPI”) and The Blackhawk III Venture Trust.

Pursuant to the Agreement, TPI was required to provide audited financials and other financial info consistent with Section 5.02(g). In pertinent part, Section 5.02(g) provides that “[t]he Company shall have completed, and Pubco shall have received from the Company, audited financial statements and pro forma financial statements as required to be filed by Pubco pursuant to the Exchange Act.” Despite this material obligation, TPI has not, to date, provided any financial information to the Company.

Section 6.01(f) provides that “[t]his Agreement may be terminated and abandoned at any time prior to the Closing Date…by Pubco, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement…” The Closing Date is defined in the Agreement in Section 1.03 as a date within three (3) business days of the date of satisfaction of the conditions set forth in Article V.  Since the condition precedent set forth in Section 5.02(g) has not yet been satisfied by TPI, the Closing Date remains unknown.  As permitted by Section 6.01(f), the Company is exercising its rights to effectively terminate this Agreement due to TPI’s failure to provide the relevant financial information required by Section 5.02(g) of the Agreement.

The effect of this termination is set forth in Section 6.02 which provides as follows:

In the event of termination of this Agreement by either the Company or Pubco as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pubco or the Company, other than the provisions of the last sentence of Section 4.01(a) and this Section 6.02.  Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

In other words, Section 6.02 makes termination of the Agreement by the Company effective immediately. Further, the Company hereby reserves any and all additional rights it may have against TPI under the terms of the Agreement, including but not limited to seeking monetary and compensatory damages.

To be clear, TPI’s failure to comply with the relevant provisions of the Agreement has left us no choice other than to terminate the Agreement as set forth herein. Further, such termination is effective immediately and the Agreement shall be void and have no effect, without any liability or obligation on the part of the Company.

Please be guided accordingly.

Sincerely,

/s/ Luis Asdruval Gonzalez Rodriguez

Luis Asdruval Gonzalez Rodriguez

Chief Executive Officer